Exhibit 10.3

CERTAIN INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [•], HAS BEEN OMITTED BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

OFFTAKE AND SALES AGREEMENT

This Offtake and Sales Agreement is made on November 29, 2023 (the “Execution Date”), by and between:

(1) ATLAS LÍTIO BRASIL LTDA., [●] (the “Seller”); and

(2) Sichuan Yahua Industrial Group Co., Ltd., [●] (the “Buyer”).

WHEREAS:

(A) The Seller is seeking to develop a lithium project in the State of Minas Gerais, Brazil (the “Project”), from which it or its Affiliates will produce Product (as defined below);

(B) The Seller and its Affiliates have or will have the rights to conduct mining operations and sell the Product from the Project;

(C) The Buyer desires to purchase the Product from Seller, and the Seller has the intention to sell the Product to a buyer that is interested in investing into the Project;

(D) In attention to the above, the Buyer has agreed to make available to the Seller the Pre-payment Amount (as defined below), under the terms and conditions set forth herein, as well as to invest in Seller’s parent company, Atlas Lithium Corporation (“Atlas Corp”) the Investment Amount (as defined below), pursuant to the terms of the Securities Purchase Agreement (as defined below), being such undertakings a material inducement for the Seller entering into this Agreement,

NOW, THEREFORE, the Parties agree as follows：

1.	INTERPRETATION

1.1.	Definitions.

The following definitions apply in this Agreement:

“Actual Delay” has the meaning given in Clause 18.3.

“Affected Obligations” has the meaning given in Clause 18.2.

“Affiliate” means, with respect to any Person: (a) any other Person that directly or indirectly, through one or more intermediaries, Controls, is controlled by, or is under common Control with, such Person, (b) a company in which the Person beneficially owns at least 50% of the shares in that company;

“Agreement” means this agreement.

“Applicable Law” means: (a) any domestic or foreign statute, law (including common and civil law), treaty, code, ordinance, rule, regulation, restriction of by-law (zoning or otherwise); (b) any judgment, order, writ, injunction, decision, ruling, decree or award; (c) any regulatory policy, practice, request, guideline or directive; or (d) any franchise, licence, qualification, authorization, consent, exemption, waiver, right, permit or other approval of any governmental authority, binding on or affecting the Person referred to in the context in which the term is used or binding on or affecting the property of that Person, in each case whether or not having the force of law.

“Benchmark Price” means [●].

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“Bill of Lading” means the bill of lading signed by the carrier of the Shipment that evidences receipt of the Shipment at the Port of Loading for delivery to the Port of Discharge.

“Business Day” means:

(a)	for receiving notices under this Agreement, a day that is not a Saturday, Sunday or public holiday or bank holiday in the place where the notice is sent;

(b)	for making any payments under this Agreement, a day that is not a Saturday, Sunday or public holiday or bank holiday in Belo Horizonte, State of Minas Gerais, Brazil; and

(c)	for all other purposes, a day that is not a Saturday, Sunday or public holiday or bank holiday in Sao Belo Horizonte, State of Minas Gerais, Brazil and in the City of New York, State of New York, USA.

“Buyer’s Certificate of Analysis” has the meaning set out in Schedule 2.

“Certificate of Analysis” has the meaning given in Clause 2(b) of Schedule 2.

“Certificate of Origin” means the document attesting that the Product the subject of the Shipment has been wholly obtained, produced, or processed in Brazil.

“Certificate of Spodumene Readiness” means a letter provided by the Seller stating that the quantity and quality of Spodumene at the Port of Shipment is ready for shipment.

“Certificate of Weight” has the meaning given in Clause 1(a) of Schedule 2.

“Change in Control of the Seller” means the occurrence of any of the following, in one transaction or a series of related transactions: (a) any Person acquires beneficial ownership, directly or indirectly, of securities of the Seller that ensures to such Person Control over the Seller; (b) a consolidation, securities exchange, reorganization, arrangement or amalgamation of the Seller resulting in the shareholders of the Seller immediately prior to such event not owning the Control of the resulting entity’s securities outstanding immediately following such event; (c) the sale or other disposition of all or substantially all the assets of the Seller (other than a transfer of financial assets made in the ordinary course of business for the purpose of securitization or other ordinary course activities); (d) a liquidation or dissolution of the Seller or (e) any similar event deemed by the board of directors of Seller to constitute a change in Control of the Seller.

“Confidential Information” means all information relating to a Party that is not in the public domain (other than as a result of breach of this Agreement), including but not limited to trade secrets, know-how, scientific, technical, product, market or pricing information relating to:

(a)	the Product;

(b)	the Project;

(c)	a Party’s business; or

(d)	this Agreement.

“Consequential Loss” means any loss, damage, cost, expense or liability suffered or incurred by any person (including under an indemnity) whether arising in contract, tort (including for negligence), under statute or on any other basis in law or equity which is indirect or consequential including, without limitation and without being limited by the meaning of “indirect or consequential”, loss of revenue, loss of contract, loss of production, loss of goodwill, loss of use, loss of business opportunity, loss of profit, loss of anticipated profit or any similar loss or cost.

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“Contract Year” means a period of twelve (12) consecutive Months during the Term beginning on January 1st and ending on the immediately following December 31st, with the first Contract Year of the Term beginning on notification from the Seller that Product is ready for Shipment.

“Control” in respect of an entity means an entity controls a second entity if the first entity has the capacity to determine the outcome of decisions about the second entity’s financial and operating policies. In determining whether the first entity has this capacity:

(a)	the practical influence the first entity can exert (rather than the rights it can enforce) is the issue to be considered; and

(b)	any practice or pattern of behaviour affecting the second entity’s financial or operating policies is to be taken into account (even if it involves a breach of an agreement or a breach of trust).

“Dispute” means a dispute, difference, controversy or claim between the Parties arising out of or in relation to or in connection with this Agreement, including any dispute, difference, controversy or claim as to the formation, validity, existence, or termination of this Agreement.

“DMT” means dry metric tonnes without moisture.

“Event of Default” has the meaning given in Clause 17.1.

“Final Invoice” has the meaning given in Clause 7.3.

“Final Invoice Benchmark Price” has the meaning given in Clause 7.3.

“Final Invoice Notice” has the meaning given in Clause 7.3.

“FOB” means Free Onboard.

“Force Majeure” has the meaning given in Clause 18.1.

“Incoterms 2020” means the International Chamber of Commerce rules for the use of domestic and international trade terms.

“Independent Umpire” means the analyst selected in accordance with Clause 5 of Schedule 2.

“Independent Testing Agency” means SGS or such other independent industry recognised testing agency determined by the Seller (acting reasonably).

“Insolvency Event” in respect of a Party means:

(a)	it informs the other Party in writing or its creditors generally that it is insolvent or is financially unable to proceed with this Agreement;

(b)	a receiver, trustee, controller or administrator is appointed to it;

(c)	an application is made to a court for its winding up and not stayed or discontinued within ten (10) Business Days;

(d)	a winding up order is made in respect of it;

(e)	a resolution is made that it be wound up;

(f)	any analogous or equivalent event to any of the events described in paragraphs (a) to (e) happens in any jurisdiction; or

“Investment Amount” means the total number of common stocks to be purchased by the Buyer under the Securities Purchase Agreement, which in aggregate represent a total investment of five million US Dollars (USD 5,000,000.00) in Atlas Lithium Corporation.

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“Letter of Credit” means an irrevocable letter of credit issued by the Buyer in accordance with the requirements set out in Clause 10 and in the form of Schedule 3.

“Li2O” means lithium oxide.

“Minimum Quantity” means the minimum quantity of the Product to be supplied in each Contract Year as specified in Clause 3.1.

“Month” means a calendar month.

“Notice” has the meaning given in Clause 22.1.

“Parties” means both the Buyer and the Seller and Party means either one of them.

“Permitted Tolerance” has the meaning given in Clause 3.1.

“Port of Discharge” means [●] Port or such other Port as notified by the Buyer to the Seller with at least 30 days in advance.

“Port of Loading” means the [●], Brazil or such other Port as notified by the Seller to the Buyer with at least 30 days in advance.

“PPAI” means the amount to be deducted from each Shipment Invoice or Final Invoice, as applicable, for the purpose of offsetting and repaying the Pre-payment Amount, until the Pre-payment Amount is fully repaid. Each PPAI shall be equivalent to the lowest amount between [●]% of the Pre-payment Amount or [●]% of the Shipment Invoice or the Final Invoice, as applicable.

“Precluded Extent” has the meaning given in Clause 18.2.

“Pre-payment Amount” means the amount of twenty million US Dollars (USD 20,000,000.00).

“Price Coefficient” means the coefficient to be used in the calculation of the Benchmark Price, as per the definition attributable to it in Schedule 2.

“Product” means lithium spodumene concentrate produced at the Project.

“Prohibited Resale Act” has the meaning given in Clause 11.5.

“Project” has the meaning given in Whereas (A).

“Provisional Shipment Payment” has the meaning given in Clause 10.1(b).

“Ready Date Notice” has the meaning given in Clause 8.2.

“Sanctions” means any Applicable Law governing transactions in controlled goods or technologies or dealings with countries, entities, organizations, or individuals subject to economic, financial or trade sanctions or restrictions and similar measures administered or enforced by applicable governments, including, without limitation, the United States, the United Nations, the European Union, the United Kingdom, Brazil, Taiwan, China, or Singapore.

“Sanctioned Person” means any Person that is: (a) designated under, listed on, or owned or controlled by a Person designated under or listed on, or acting directly or indirectly on behalf of a Person designated under or listed on, any list of Persons who are subject to Sanctions under Applicable Law that is binding on the Buyer or the Seller or any of their respective subsidiaries and Affiliates; (b) located in, incorporated under the laws of, or owned or controlled (directly or indirectly) by, or acting on behalf of a Person located in or organized under the laws of a country or territory that is the target of country-wide or territory-wide Sanctions; or (c) with whom the Buyer or the Seller would not be permitted to make a loan, continue to make a loan or provide financial accommodation to pursuant to any Sanctions.

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“Securities Purchase Agreement” means the SPA agreement entered into between the Buyer and Atlas Lithium Corporation on or about the date of this agreement whereby the Buyer agreed to purchase and Atlas Lithium Corporation agreed to sell its common stock to the Buyer, under the terms and conditions therein.

“Seller’s Certificate of Analysis” has the meaning set out in Schedule 2.

“Shipment” means the shipment of Product described in Clause 3.1.

“Shipment Invoice” has the meaning given in Clause 7.2.

“Shipment Quantity” has the meaning given in Clause 7.2.

“Shipment Invoice Benchmark Price” has the meaning given in Clause 7.2.

“Shipment Payment” has the meaning given in Clause 7.2.

“Shipment Schedule” has the meaning given in Clause 6.1.

“SIAC Arbitration Rules” has the meaning given in Clause 19.1.

“Specifications” means the specifications for the Product.

“Stable Production” means when the Project reaches a stable production of the Product, i.e., (a) after obtaining all licenses and permits required to produce and market the Product, and (b) upon reaching a stable production output equivalent to at least sixty-five percent (65%) of the nameplate capacity of the Project for a minimum sixty (60) consecutive days.

“Target Specifications” means the target Specifications set out in Schedule 1.

“Term” has the meaning given in Clause 4.1.

“Umpire Analysis” means the analysis undertaken by the Independent Umpire in accordance with Clause 5 of Schedule 2.

“US Dollar”, “USD” and “$” means the lawful currency of the United States of America.

“Vessel” means the vessel, arranged by Buyer, to transport a Shipment from the Port of Loading to the Port of Discharge.

“Vessel Arrival Date” has the meaning given in Clause 8.2.

“WMT” means a wet metric tonne.

1.2.	Interpretation.

In this Agreement, unless the context requires otherwise:

(a)	headings are for convenience only and do not affect the interpretation of this Agreement;

(b)	words written in their singular form include the plural and vice versa;

(c)	words referring to a gender include any gender;

(d)	a reference to anything (including, but not limited to, any right) includes a part of that thing;

(e)	a reference to a right includes a power, authority, discretion, benefit, or remedy conferred on a Party by this Agreement or any Applicable Law;

(f)	an expression referring to a natural “person” or “Person” includes any company, partnership, joint venture, association, corporation, or other body corporate and any government agency;

(g)	a reference to a clause, Party, attachment, exhibit, or schedule is a reference to a clause of, and a Party, attachment, exhibit, and schedule to, this Agreement and reference to this Agreement includes any attachment, exhibit, and schedule;

(h)	a reference to a law, statute, regulation, proclamation, ordinance, or by-law includes all laws, statutes, regulations, proclamations, ordinances, or by-laws amending, consolidating, or replacing it, whether passed by the same or another governmental agency with legal power to do so, and includes all regulations, proclamations, ordinances, and by-laws issued under that statute;

(i)	a reference to a party to a document includes that party’s successors and permitted assigns;

(j)	no rule of construction applies to the disadvantage of a Party solely because that Party was responsible for the preparation of this Agreement or any part of it;

(k)	a reference to time is to the time in Belo Horizonte, State of Minas Gerais, Brazil; and

(l)	a reference to currency is to be construed as references to US Dollars and unless otherwise specifically provided all amounts which are required to be paid under this Agreement shall be paid in US Dollars.

1.3.	Contract Years of less than 365 days

1.3.1.	Any quantity or obligation expressed in this Agreement which is applied to or by reference to a Contract Year will, in the case of a Contract Year comprising less than three hundred and sixty-five (365) days, be reduced on a pro rata basis based on the number of days in that Contract Year.

2.	Sale and purchase

2.1.	The Seller shall sell the Product to the Buyer at the Benchmark Price and the Buyer shall purchase that Product at the Benchmark Price in accordance with this Agreement.

3.	QUANTITY

3.1.	The Seller shall sell and deliver to the Buyer, and the Buyer shall purchase and take delivery of a minimum quantity of sixty thousand (60,000) DMT of Product for each Contract Year (the “Minimum Quantity”).

3.2.	The Seller may elect, at its absolute discretion, to increase or decrease the Minimum Quantity up to ten percent (10%) of Product in each Contract Year, and such increase or decrease will not constitute a breach or require any remediation under this Agreement, and thus the Minimum Quantity for such Contract Year shall be deemed adjusted accordingly (“Permitted Tolerance”).

3.3.	Where the sale and purchase of the Product commences on a date that is not the beginning of a Contract Year then the Minimum Quantity shall be pro-rated in proportion to the time left in that Contract Year.

4.	TERM

4.1.	This Agreement commences on the Execution Date and, unless terminated earlier in accordance with this Agreement, ends on the fifth (5) anniversary following the Execution Date (the “Term”).

4.2.	In the event that there is a Change in Control of the Seller during the Term of this Agreement, the Seller shall be entitled to terminate this Agreement (the “CiC Termination”).

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4.2.1. The Seller shall be entitled to elect for a CiC Termination at any time after the Change in Control of the Seller is approved at its shareholders’ meeting, including prior to closing of the transaction that will lead to the Change in Control of the Seller. To exercise a CiC Termination, Seller shall deliver a written notice to the Buyer informing the Change in Control of the Seller and its intention to a CiC Termination.

4.2.2. In the event the Seller notifies the Buyer for a CiC Termination, the Seller shall remain obliged to deliver Products to the Buyer for the Shipments that are scheduled to take place during the three (3)-month period immediately after the date of the CiC Termination notice, subject to the variations permitted in this Agreement. For such purpose, the Parties shall consider the latest Rolling Forecast issued prior to the CiC Termination notice. The Seller shall not be subject to any additional supply obligation and this Agreement shall be deemed automatically terminated upon the elapsing of the three (3)-month period referred in this Clause.

4.2.3. The CiC Termination will not constitute a breach or require any remediation under this Agreement, and neither of the Parties shall be entitled to any indemnification as a result of the CiC Termination.

4.2.	The expiration of the Term will not affect any accrued rights, obligations or liabilities of either Party existing at such time.

5.	Specifications

5.1.	The Seller must use reasonable endeavours to ensure that Product sold and delivered to the Buyer in accordance with this Agreement meets the Target Specifications, and the Product shall not be mixed with domestic garbage and other waste rocks.

5.2.	If the Shipment does not meet the Target Specifications following a determination in accordance with Clause 9, Schedule 1 and Schedule 2:

(a)	If the Li2O content of the Product is greater than or equal to [●], the Buyer will not be entitled to reject the Shipment however the Benchmark Price will be adjusted in accordance with Schedule 2 where applicable. In such case, the Seller’s liability for failure to deliver Product conforming to the Target Specifications is limited to an adjustment to the Benchmark Price as provided for in Schedule 2 and the Buyer’s right to a Benchmark Price adjustment under that Clause is, to the maximum extent permitted by law, the sole and exclusive remedy of the Buyer for such non-conformance; or

(b)	If Li2O content of the Product is lower than [●], the Buyer may reject the Product, with title reverting back to the Seller without any further liability or obligation from either the Buyer or the Seller except that the Buyer must return the Product to the Seller upon which the Seller will refund to the Buyer the Pre-payment if already paid by the Buyer. Alternatively, the Buyer may accept the Product delivered by the Seller at a price to be renegotiated by Parties. If the Buyer ultimately chooses to reject the Products, the Seller shall bear the sea freight, port loading and unloading fee, testing fee and other expenses paid by the Buyer.

(c)	If the Li2O content, Fe2O3 content, and K2O content of the Product cannot meet the target specifications in Schedule 1 in three consecutive Shipments, the Buyer shall be entitled to terminate this Agreement.

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6.	SHIPMENT SCHEDULE

6.1.	No later than thirty (30) days prior to the start of a Contract Year, the Seller shall determine an annual shipment schedule in order to meet the Minimum Quantity requirements in such Contract Year in accordance with Clause 3.1, with due observance to the Permitted Tolerance (the “Shipment Schedule”). Such Shipment Schedule shall include:

(a)	the number of Shipments which the Seller will provide to the Buyer in the relevant Contract Year on a FOB basis;

(b)	the quantity of Product to be contained in each Shipment and loaded on board each Vessel in accordance with FOB delivery requirements; and

(c)	the proposed delivery dates for each Shipment.

6.1.1. The Shipment Schedule, including the relevant quantities and shipments information for the first Contract Year shall be finalized up to [●].

6.2.	The Shipment Schedule for the first Contract Year shall be prepared considering that the Seller shall reach a Stable Production on [●]. If, for any reason, the Seller cannot reach a Stable Production to such date, the Seller shall be entitled to postpone and adjust the Shipment Schedule accordingly, provided that the Seller informs about such postponement with at least three (3) months in advance and such postponement does not exceed twelve (12) months. Such postponement will be considered permitted postponement by the Parties and will not constitute a breach or require any remediation under this Agreement.

6.3.	Without prejudice to the above, no later than on the first Business Day of each month of a Contract Year (“M”), Seller shall provide Buyer with a rolling forecast for the 3 following calendar months, i.e., for the first (“M+1”), the second (“M+2”) and the third (“M+3”) following M (the “Rolling Forecast”).

6.4.	If the quantities of Product defined in the Rolling Forecast is no more or less than 15% of the monthly quantities set forth in the Shipment Schedule, the Rolling Forecast shall be binding upon the Parties.

6.5.	On the other hand, if the quantities of Product defined in the Rolling Forecast exceed the range of more or less fifteen percent (15%) of the quantities set forth in the Shipment Schedule, the Rolling Forecast shall be subject to Buyer’s approval, which shall not be unreasonably denied. In the event of a Rolling Forecast not approved by Buyer pursuant this Section, the Parties shall discuss in good faith and agree on the best alternative to accommodate the quantities of Product out of the range set forth above.

6.6.	Without prejudice to the above, within any given Contract Year, the Seller shall sell and deliver and the Buyer shall purchase and take delivery of the Minimum Quantity, subject to the Permitted Tolerance only.

6.7.	The Buyer and Seller acknowledge that there will be a more or less ten percent (10%) shipping tolerance that applies to each Shipment (which the Buyer and Seller acknowledge is not in addition to the tolerance referred to in Clause 3.1 or Clause 6.3).

7.	Payment Terms

7.1.	Pre-payment.

(a)	The Buyer irrevocably undertakes and agrees to pay the Pre-payment Amount as directed by the Seller on the terms and conditions of this Clause 7.1. The Buyer and the Seller agree that the payment of the Pre-payment Amount is a fundamental term of this Agreement and a material inducement for the Seller entering into this Agreement. The Pre-payment will be made after the completion of the equity investment payment under the Securities Purchase Agreement between the Buyer and Atlas Corp.

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(b)	The Pre-payment will be within fifteen (15) Business Days, counted as of the date the Seller informs the Buyer about the obtainment of the Mining Licenses required for the mining and processing of the ore that will be used to produce the Products and the Environmental Permits required for the construction of the processing plant are obtained. The payment shall be made to the bank account nominated below by wire transfer in immediately available funds (provided that Seller may change the bank account details that will receive the funds up to five (5) Business Days in advance to the payment date):

[●]

(c)	The Buyer shall provide the Seller with a transfer receipt on the same Business Day on which the Buyer makes the transfer above.

(d)	The Pre-payment Amount shall be used in the payments due for the Products to be purchased under this Agreement, and the Pre-payment Amount will be fully deducted from the Shipment Invoices and/or Final Invoices, as applicable, pursuant to the PPAI mechanism, which will be completed within six months after the commencement of the first shipment. The Pre-payment Amount shall be deducted on a pro rata basis based on the PPAI deductions from the Shipment Invoices and/or the Final Invoices, as applicable, pursuant to the mechanisms set forth in Clauses 7.2 and 7.3.

(e)	The Seller shall pay to the Buyer a financing fee calculated on the Pre-payment Amount from the date of Pre-payment to the date of Pre-payment deduction, with a fixed interest rate of 3% per annum.

(f)	The Seller shall regularly notify the Buyer of the progress of the Project on a monthly basis. If the Project is ultimately unsuccessful, the Seller shall refund the full Pre-payment amount to the Buyer within fifteen (15) Business Days after receiving the Buyer’s notice.

(g)	If the actual time of the first shipment is more than three months beyond the first shipment schedule agreed in accordance with Clause 6, the Seller shall refund the full Pre-payment amount and interest to the Buyer.

(h)	Within 11 months from the date after the Pre-payment is paid by the Buyer, the Seller must complete the first shipment of the Products. If the Seller fails to complete the first shipment of the Products for any reason (except force majeure), the Seller shall fully refund the Pre-payment amount and interest in the twelfth month from the date of Pre-payment.

7.2.	Shipment Invoice.

(a)	The Seller shall provide a shipment invoice to the Buyer after obtaining the Certificate of Analysis issued by the Independent Testing Agency and the Bill of Lading with the outstanding payment amount for the Product (which is to be paid by the Buyer) (the “Shipment Invoice”).

(b)	The Shipment Invoice shall set forth an amount calculated as follows: Product quantity indicated in the Bill of Lading and the Certificate of Weight (the “Shipment Quantity”) multiplied by the Benchmark Price available at the date of issuance of the Bill of Lading less the PPAI (the “Shipment Invoice Benchmark Price”).

For reference:

SIBP (USD)=SQ(DMT)x SBP(USD)-PPAI(USD)

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Where:

“SIBP” means the Shipment Invoice Benchmark Price, expressed in US dollars.

“SQ” means the Shipment Quantity, expressed in DMT.

“SBP” means the Benchmark Price available at the date of issuance of the Bill of Lading, expressed in US dollars.

“PPAI” means the amount to be deducted for the purpose of offsetting and repaying the Pre-payment Amount, as defined in this Agreement.

(c)	If applicable, the Shipment Invoice Benchmark Price may be adjusted according to the “Benchmark Price Adjustment” formula provided in Schedule 2 (Clause 8) of this Agreement.

(d)	The Seller shall submit to the Buyer the Shipment Invoice Benchmark Price for confirmation in a maximum of two (2) business days before issuing the Shipment Invoice; if not confirmed within this period, Seller will carry on with the issuance of the Shipment Invoice.

(e)	The Seller will be entitled to drawdown the amount equivalent to the Shipment Invoice Benchmark Price from the Letter of Credit immediately after obtaining the Certificate of Analysis issued by the Independent Testing Agency and the Bill of Lading and the submission to the Buyer by the Seller with the original and copy of the Certificate of Weight, Certificate of Analysis, Certificate of Origin and Bill of Lading (the “Shipment Payment”).

7.3.	Final Invoice.

(a)	The Seller shall provide a final invoice to the Buyer after five (5) Business Days beginning on the Sixty-first (61st) day after the date of issuance of the Bill of Lading with the amount outstanding for the Product (which is to be paid by the Buyer) (the “Final Invoice”).

(b)	The Seller shall provide a final invoice to the Buyer after five (5) Business Days beginning on the Sixty-first (61st) day after the date of issuance of the Bill of Lading for an amount calculated as follows: Shipment Quantity multiplied by the Benchmark Price during each day of the Final Pricing Period less the PPAI less the Shipment Payment (the “Final Invoice Benchmark Price”). And the “Final Pricing Period” will be the Five (5)-Business Day period beginning on the Sixty-first (61) day after the date of issuance of the Bill of Lading.

For reference:

FIBP (USD)=SQ(DMT)x FBP(USD)-PPAI(USD)-SP(USD)

Where:

“FIBP” means the Final Invoice Benchmark Price, expressed in US dollars.

“SQ” means the Shipment Quantity, expressed in DMT.

“FBP” means the average of the Benchmark Price during the Final Pricing Period, expressed in US dollars.

“PPAI” means the amount to be deducted for the purpose of offsetting and repaying the Pre-payment Amount, as defined in this Agreement.

“SP” means the Shipment Payment.

(c)	The Seller shall submit to the Buyer the Final Invoice Benchmark Price for confirmation in a maximum of two (2) Business Days before issuing the Final Invoice; if not confirmed within this period, Seller will carry on with the issuance of the Final Invoice.

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(i)	For the avoidance of doubt, if the Final Invoice Benchmark Price is lower than 0, then the Seller needs to pay the buyer by T.T. an amount equal to the Final Invoice Benchmark Price within ten (10) Business Days; if the Final Invoice Benchmark Price is higher than 0, then the buyer needs to pay the seller by T.T. an amount equal to the Final Invoice Benchmark Price within ten (10) Business Days.

7.4.	The following documents must be provided to the Buyer by the Seller as soon as practicable after the Bill of Lading date for the Shipment:

(i)	the Certificate of Weight;

(ii)	the Certificate of Analysis;

(iii)	the Certificate of Origin; and

(iv)	the Bill of Lading;

(v)	additional copy of the Final Invoice.

7.5.	Both the Shipment Invoice and the Final Invoice must be denominated, and all payments must be made, in USD.

7.6	If in any transaction, when the market changes cause one Party to materially lose while the other Party materially gains, the Parties should agree to temporarily adjust the pricing scheme to correct this unfair situation. When the market continues to change and this situation disappears or reduces to regular market variability, the original pricing scheme will continue to be effective.

8.	Employment of vessels and loading requirements

8.1.	Buyer to provide Vessel

(a)	The Buyer is, as between the Buyer and the Seller, responsible for providing the Vessels onto which the Shipments will be loaded. The Shipments are to be loaded by the Seller on to the Vessel at the Port of Loading on a FOB basis at the Seller’s time, risk and expense, considering FOB standards.

(b)	Each Vessel must comply with all Applicable Laws and regulations at the Port of Loading and is to be/have:

(i)	suitable in all respects for the transportation of the Product;

(ii)	suitable in all respects for the nominated Port of Loading and Port of Discharge the requirements of which in each case shall be the responsibility of the Buyer;

(iii)	a maximum of twenty (20) years old unless otherwise agreed to by the Seller;

(iv)	compliant with all relevant requirements for trading to/from the Port of Loading and the Port of Discharge; and

(v)	entered for Protection and Indemnity (P&I) risks with a P&I Club member of the International Group of P&I Clubs.

In furtherance of what is stated above, upon the Buyer having provided the Seller with information referred to in Clause 8.2 below the Seller shall be permitted to reject the relevant Vessel on written notice to the Buyer should it reasonably believe that same will be unsuitable or non-compliant as contemplated above. The Buyer shall be bound by any such rejection and shall be obliged to propose an alternative Vessel. Notwithstanding the above, any acceptance by the Seller of a Vessel shall in no way be deemed to be a representation by the Seller that the Vessel is suitable or compliant with the requirements of this Clause 8.1(b) nor shall it absolve the Buyer from its obligations in terms of this clause, which obligations shall remain the sole responsibility of the Buyer.

(c)	All consequences and related expenses arising as a result of:

(i)	all delays due to a Vessel being unable to proceed to the discharge berth at the Port of Loading or to be loaded or unloaded;

(ii)	any delays in the Vessel proceeding to the discharge berth at the Port of Loading or in loading or unloading; and/or

(iii)	a failure by the Buyer to comply with the provisions of this Clause 8.1.,

will be solely for the Buyer’s account. The Buyer furthermore agrees to indemnify the Seller in full against any and all loss, damages and/or expenses incurred by the Seller as a result of any of the above and to reimburse such amounts to the Seller forthwith upon receipt of a demand and corresponding invoice therefor. But if the Vessel incurs demurrage and other expenses at the Port of Loading due to the Seller’s reasons, the expenses will be borne by the Seller.

8.2.	Notification of Vessel

(a)	For the Shipment, the Seller will notify the Buyer at least fourteen (14) days prior to the intended shipping date that the Shipment is ready for delivery (the “Ready Date Notice”). The Buyer must nominate the Vessel no later than fourteen (14) days after receipt of the Ready Date Notice and the Vessel must commence its voyage to the Port of Loading no later than ten (10) days thereafter.

(b)	The Buyer will notify the Seller at least twelve (12) days before the anticipated arrival date of the Vessel at the Port of Loading (the “Vessel Arrival Date”) with the following details:

(i)	Vessel name, flag of registry, year built; and

(ii)	Vessel description (and accompanying photographs) including:

(ii.1)	summer salt water draft;

(ii.2)	length overall (LOA);

(ii.3)	beam;

(ii.4)	number of hatches/holds;

(ii.5)	type of hatchcovers and dimensions of same;

(ii.6)	gross and net registered tonnages;

(ii.7)	cargo gear;

(ii.8)	intended stow plan; and

(ii.9)	intended itinerary and estimated time of arrival at the Port of Loading.

(c)	The Buyer must give notice to the Seller (which may be given via the nominated port agents), at the following intervals, of the Vessel’s arrival at the Port of Loading: seven (7) days, five (5) days, three (3) days, two (2) days and one (1) day.

(d)	The Buyer must notify the Seller in writing (which may be given via the Buyer’s nominated port agents), as soon as possible, of any significant change in the estimated time of arrival of the Vessel at the Port of Loading. In the event that the Seller incurs any expenses whatsoever as a result of any delay by the Buyer’s Vessel in arriving at the Port of Loading timeously, the Buyer shall reimburse such expenses in full upon receipt of a demand and corresponding invoice therefor from the Seller.

(e)	The Buyer’s nominated carrier may provide the notices required to be provided by the Buyer under this Clause 8.2 to the Seller on the Buyer’s behalf.

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9.	Weighing, Sampling and Analysis

9.1.	The Seller and the Buyer will comply with the procedures set out in Schedule 2 for the weighing, sampling and analysis of Product at the Port of Loading.

10.	LETTER OF CREDIT REQUIREMENTS

10.1.	Letter of Credit

(a)	The Buyer shall provide a signed Letter of Credit to the order of the Seller at its bank (as notified in written by the Seller to the Buyer) within ten (10) Business Days after the Seller provides the Certificate of Spodumene Readiness for loading of the relevant Shipment for one hundred and ten percent (110%) of the Provisional Shipment Payment. It is understood and agreed that the loading of the Product at the Port of Loading shall not commence unless and until the Seller has received the Letter of Credit as aforesaid.

(b)	The “Provisional Shipment Payment” shall be determined based on (i) the quantity of Product informed in the Certificate of Spodumene Readiness times (ii) the Benchmark Price available at the date of issuance of the Certificate of Spodumene Readiness and then less PPAI, expressed in US dollars.

(c)	The Letter of Credit must be:

(i)	in USD;

(ii)	in favour of the Seller as beneficiary capable of being drawn down by the Seller on the basis of an invoice addressed to the Buyer;

(iii)	valid for a minimum of forty-five (45) days after loading of the Shipment;

(iv)	with a bank having a Standard & Poor’s long-term credit rating of at least A- (or its equivalent from Moody’s) or other acceptable banks agreed upon by the Parties;

(v)	governed by the laws of the United States of America or another jurisdiction acceptable to the Seller;

(vi)	for the amount of one hundred and ten percent (110%) of the Provisional Shipment Payment; and

(vii)	substantially in the form set out in Schedule 3.

(d)	The Buyer is deemed to have complied with its obligation to pay both the Shipment Invoice and the Final Invoice under this Agreement when the Seller has received the full proceeds of the Letter of Credit in immediately available funds, provided that if the Seller fails to receive any or all proceeds of such Letter of Credit in immediately available funds is due to reasons attributable to the Seller, the Buyer shall not be deemed as breaching its obligations under this Agreement.

(e)	The Buyer must arrange for its bank to provide the Seller with a copy of the Letter of Credit by email or facsimile on the day on which it is opened. All charges in respect of opening the Letter of Credit will be borne by the Buyer. The Buyer agrees that it will amend the Letter of Credit to: increase its amount; extend the period of its validity; and/or make any other appropriate modifications as is necessary to provide for payment in full of any amount which may become due to the Seller in respect of any Shipment under this Agreement as determined by the Shipment Invoice or the Final Invoice, if the original Letter of Credit becomes inadequate at any relevant point in time for any reason. The Buyer must at its cost provide the amended or supplemented Letter of Credit to the Seller within five (5) days of receipt of a request from the Seller.

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(f)	The Seller has no obligation to deliver any Product to the Buyer if the Seller does not receive the Pre-payment Amount in accordance with Clause 7.1 or if the Seller does not receive the Letter of Credit in accordance with Clause 10.1(a).

(g)	If the Buyer fails to pay the Pre-payment Amount, open a Letter of Credit for or accept a Shipment or otherwise prevents or delays a Shipment from occurring:

(i)	the Seller may choose in its absolute discretion to delay or cancel the Shipment by written notice to the Buyer, and the Seller has no obligation to make good the Shipment at any time;

(ii)	the Buyer remains liable for payment in respect of the Shipment notwithstanding the subsequent delay or cancellation by the Seller under this clause; and

(iii)	the Buyer indemnifies the Seller against all costs incurred by the Seller as a result of the delay or cancellation of any Shipment due to the failure of the Buyer.

(h)	In the event of any Dispute regarding the Shipment Invoice Benchmark Price, the Seller will be entitled to immediately draw down the Letter of Credit for the full value whilst the Dispute between the Parties is resolved in accordance with Clause 19.

(g)	This Clause 10.1(g) shall survive termination of this Agreement.

11.	Delivery, title and risk

11.1.	The Seller delivers the Product when the Seller makes the Product available to the Buyer FOB at the Port of Loading, in accordance with Incoterms 2020. If there is any inconsistency between Incoterms 2020 and the terms of this Agreement, this Agreement will prevail.

11.2.	Risk in the Product passes from the Seller to the Buyer on the Product being delivered (by being placed on board the Vessel at the Port of Loading) and upon issuance of the Bill of Lading.

11.3.	Title in the Product in the Shipment will pass from the Seller to the Buyer upon full clear payment of the Final Invoice.

11.4.	The Buyer acknowledges that it is acquiring the Product from the Seller for its own or its Affiliates use. The Buyer covenants in favor of Seller that it will not sell, offer to sell, agree to sell or enter into any transaction relating to the resale or other disposal of the Product (collectively a “Prohibited Resale Act”) without the prior written consent of the Seller (which consent may be withheld at its absolute discretion). The Buyer acknowledges that a Prohibited Resale Act could cause loss and damage to the Seller and its business, and the covenants given by the Buyer in this Clause are fundamental terms of this Agreement and are an inducement to the Seller to sell the Product to the Buyer. In addition to any action for loss and damage or any other rights or remedies that the Seller may pursue against the Buyer, a breach of, or a reasonable expectation by the Seller that the Buyer may breach this clause entitles the Seller to (a) seek injunctive relief to prevent such a breach; or (b) terminate this Agreement with immediate effect.

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12.	Export & Import Licenses

12.1.	The Seller is responsible for obtaining all export licenses required to export the Product under this Agreement and the Buyer is responsible for obtaining all import licenses required to import the Product under this Agreement.

13.	Sanctions

13.1.	The Buyer warrants that it is not, and is not owned, Controlled or in any way affiliated with, any Sanctioned Person and is not subject to any Sanctions.

13.2.	Subject to Clause 15.1 of this Agreement, the Buyer indemnifies the Seller against any loss or damage arising in connection with a breach of this Clause 13.1.

14.	REPRESENTATIONS & Warranties

14.1.	Each of the Parties represents and warrants that:

(a)	it is a corporation validly in existence;

(b)	it has full legal capacity and power, and holds necessary authorisations to enter into this Agreement and carry out relevant functions and perform relevant obligations under this Agreement; and

(c)	it has not suffered an Insolvency Event.

14.2.	The Seller represents and warrants to the Buyer that:

(a)	it has the exclusive right to sell the Product; and

(b)	the Product in the Shipment will be transferred to the Buyer free and clear from any encumbrance on title created by through or under the Seller.

(c)	The Seller must use reasonable endeavours to ensure that Product sold and delivered to the Buyer in accordance with this Agreement meets the Target Specifications.

14.3.	The Buyer represents and warrants and undertakes to the Seller that:

(a)	it will timeously accept delivery of all quantities of the Product sold to it in terms of this Agreement and, accordingly, will ensure that all Vessels arrive at the Port of Loading timeously and in the agreed upon condition; and

(b)	it will make timeous payment in terms of this Agreement for all Product sold and delivered to it in terms of this Agreement.

14.4.	All other representations and warranties of the Seller not expressly stated in this Agreement are excluded to the extent permitted by the Applicable Law.

15.	Limitations on liability

15.1.	Other than as expressly provided in this Agreement, under no circumstances will either Party be liable to the other Party for Consequential Loss of any nature.

15.2.	Each Party will defend, indemnify and hold the other Party harmless from and against any loss or damage arising from:

(a)	fines and penalties;

(b)	personal injury to, or damage to the property of, third persons (including the indemnified Party’s employees),

incurred by or claimed against the indemnified Party, to the extent any such loss or damage is caused by the other Party’s negligence, wilful misconduct or violation of law in the performance or non-performance of its obligations under or pursuant to this Agreement.

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15.3.	The exclusion of liability under Clause 15.1 will not apply to amounts recoverable by a Party under Clauses 7, and 23.

15.4	This Clause 15 survives termination of this Agreement.

16.	Assignment

16.1.	Except as provided in this Clause 16, neither Party may assign its rights or obligations under this Agreement without the prior written consent of the other Party.

16.2.	The Seller may:

(a)	transfer its rights and obligations to a third party that is the purchaser or transferee of the Project with the consent of the Buyer; and

(b)	grant security (whether by way of charge, mortgage or otherwise) over all or any part of its right, title and interest in and to this Agreement (and all proceeds to be received under it) in favour of a financier (or a security trustee or agent on behalf of one or more financiers).

17.	Default and termination

17.1.	For the purposes of this Agreement, the following events each constitute an event of default (each an “Event of Default”):

(a)	the Buyer or Seller is in breach of a material covenant, agreement or obligation under this Agreement (other than non-payment) and fails to remedy the breach within thirty (30) days of written notice from the non-defaulting of them specifying the breach and requiring it to be remedied;

(b)	the Buyer or Seller suffers an Insolvency Event;

(c)	a delay by the Buyer in making any payment when due of any sum payable under this Agreement and such delay exceeds five (5) Business Days. For clarity, this includes the payment by the Buyer of both the Shipment Invoice and the Final Invoice;

(d)	the Buyer fails to take delivery of the Shipment by the latest date specified for the Shipment;

(e)	in relation to the Seller, the Shipment of Products is more than four (4) months behind the Shipment Schedule in the Rolling Forecast by its own and exclusive absence of performance in the case of duly proven fraud, serious misconduct, wilful misconduct or gross negligence other than where the Seller is excused from making Shipments under the Shipment Schedule under the terms of this Agreement;

(f)	the Buyer does not deliver the Letter of Credit to the Seller as contemplated in Clause 10.1; and

(g)	in the event that the Buyer has breached any of its obligations under this Clause 33 or is subject to Sanctions.

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17.2.	Upon the occurrence of an Event of Default by the Buyer or Seller, in addition to any other rights or remedies the non-defaulting Party may have at common law, equity or otherwise, the non-defaulting Party may terminate this Agreement by written notice to the other Party.

17.3.	Upon the occurrence of an event of default of the kind referred to in Clause 17.1(c) in respect of the Buyer, the Seller may, in addition to any other rights or remedies it may have at law, equity or otherwise repossess any Product which has been delivered but has not been paid for.

17.4.	The termination of this Agreement for any reason whatsoever will be without prejudice to any obligations or rights on the part of a Party which have accrued prior to such termination and will not affect or prejudice any provision of this Agreement which is expressly or by implication provided to come into effect on, or continue in effect after such termination.

18.	Force Majeure

18.1.	For the purposes of this Clause 18, “Force Majeure” means any act, event or cause beyond the reasonable control of the Buyer or Seller claiming relief under this clause which is not due to the fault or negligence of that Party and which that Party is not reasonably able to prevent or overcome and which includes (but is not limited to):

(a)	(provided that they meet the aforementioned requirements) acts of God, pandemic, epidemic, terrorism, perils of sea, war, sabotage, riot, cyclone, earthquake, landslide, explosion, fire, strike and other labour difficulties or expropriation;

(b)	significant change of government policies regulating the import and export of Product, compliance with any demand, order, direction or requirement of any government agency or authority, restraint by or of any government agency or authority;

(c)	insufficient Product being available for the Shipment due to an event of force majeure under any mining or crushing contract entered into by or on behalf of the Seller under which operations are carried out on all or part of the Project; and

(d)	inability to load or ship the Shipment due to blockage of the access channel at the Port of Loading, blockage of the access channel at the Port of Discharge.

18.2.	If the Buyer or Seller is or reasonably expects to be prevented from performing any of its obligations under this Agreement as a result of Force Majeure, after having knowledge of the act, event or cause constituting Force Majeure it must promptly give to the other Party notice of the nature of the Force Majeure, which obligations the notifying Party is precluded from performing (the “Affected Obligations”), the extent to which the Force Majeure precludes the notifying Party from performing its obligations (the “Precluded Extent”) and the likely duration of the disability resulting therefrom and must further notify the other Party forthwith upon cessation of any such disability.

18.3.	The affected Party’s obligation to perform the Affected Obligations will, to the Precluded Extent, be suspended for the duration of the actual delay arising directly out of the Force Majeure (the “Actual Delay”).

18.4.	The other Party’s obligations to perform any obligations dependent on the Affected Obligations will be suspended until the affected Party resumes performance.

18.5.	A Party notifying Force Majeure must use reasonable endeavours to overcome such Force Majeure or remedy their disability resulting therefrom as promptly as possible provided that a Party will not be obliged to settle any strike or other labour difficulty upon terms which are not satisfactory to that Party (in its absolute discretion). The notifying Party must resume performance of its obligations under this Agreement without delay when such Force Majeure event is removed.

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18.6.	If the Buyer is the affected Party and is unable to accept the Shipment as a consequence of the event of Force Majeure:

(a)	the Seller may sell to a third party any Product otherwise required to be delivered to the Buyer under this Agreement during the period of the suspension; and

(b)	the Buyer will forgo its entitlement to any Product sold by the Seller to a third party under this clause.

18.7.	If Force Majeure continues for a consecutive period of more than one hundred and eighty (180) days, then the Party not affected may, at any time until the Force Majeure ends, terminate this Agreement by notice to the affected Party.

18.8.	The foregoing provisions of this Clause 18 will not apply to excuse performance by a Party in the case of failure of any Party in performing any obligation to pay money when due under this Agreement, except that the Buyer will be relieved of its obligation to pay for Product not taken to the extent the Buyer is relieved from its obligation to take Product under this Clause 18.

19.	ARBITRATION

19.1.	If any Dispute arises between the Parties, then the Parties agree to negotiate in good faith for a period of not less than thirty (30) days from the date of notification of the Dispute to attempt to resolve the Dispute. If the Parties are unable to resolve the Dispute within that period, any Party may refer the matter in Dispute to binding arbitration. The arbitration will be administered in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (“SIAC Arbitration Rules”) in force at the time of commencement of the arbitration (which rules are deemed to be incorporated by reference in this clause) by three arbitrators appointed in accordance with those rules, except as may otherwise be agreed by the Parties. The seat of arbitration will be Singapore. The language of the arbitration will be English.

19.2.	The decision of the arbitration will be final and binding on the Parties and may be enforced by the courts of any relevant country. Each Party may be legally represented at the arbitration.

19.3.	The costs of the arbitration must be borne by the unsuccessful Party, however the arbitral tribunal may apportion costs amongst the Parties under the SIAC Arbitration Rules.

19.4.	During the period when a Dispute is being resolved, the Parties must in all respects other than the issue(s) in Dispute, continue their performance of this Agreement.

20.	Confidential Information

20.1.	Unless otherwise agreed by the disclosing Party, all Confidential Information must be kept confidential and must not be used or disclosed except as required pursuant to this Agreement or:

(a)	with the prior written consent of the Party to whom the information relates;

(b)	to an Affiliate to the extent necessary;

(c)	to the extent required pursuant to an Applicable Law or the rules of a recognised stock exchange, having first given opportunity to the disclosing party to review the proposed disclosure;

(d)	to bona fide potential assignees; and

(e)	to independent consultants, advisers, prospective financiers or investors, contractors and employees of the Parties whose duties reasonably require such disclosure.

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20.2.	Clause 20.1 will not apply to information which:

(a)	is or hereafter becomes publicly known through no breach of an obligation arising under this Agreement;

(b)	was known to the recipient at the time the information was made known;

(c)	becomes known to the recipient from a source other than a Party without a breach of this Agreement; or

(d)	is required to be disclosed pursuant to an Applicable Law or the rules of a recognised stock exchange.

20.3.	Each Party agrees not to issue any press release or otherwise make any public disclosure with respect to this Agreement without the prior written approval of the other Party, unless, and only to the extent, required pursuant to Applicable Law or the rules of a recognised stock exchange (in which case, to the extent practicable, the Party intending to make such disclosure shall give reasonable advance notice thereof to the other Party and give effect to any changes reasonably requested by the other Party).

20.4.	This Clause 20 survives termination of this Agreement.

21.	Exclusion of Vienna Convention

21.1.	The Parties agree and acknowledge that the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement or to the sale and purchase of Product pursuant to this Agreement, now and at all times hereafter.

22.	Notice

22.1.	Any notice or other communication in connection with this Agreement (“Notice”) is to be in writing, signed by the Party giving it and it may be:

(a)	left at the address of the addressee by hand or courier;

(b)	sent by facsimile to the facsimile number of the addressee; or

(c)	sent by e-mail to the email address of the addressee,

the particulars of which are as follows:

Seller

Address:	[●]
Attention:	[●]
E-mail:	[●]

Buyer

Address:	[●]
Attention:	[●]
E-mail:	[●]

or any other address or number which is notified by one Party to the other Party in writing.

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22.2.	A Notice given in accordance with Clause 22.1 takes effect when taken to be received (or at a later time specified in it), and is taken to be received:

(a)	if hand delivered, on delivery;

(b)	if sent by prepaid post, on delivery;

(c)	if sent by email:

(i)	at the time shown in the delivery confirmation report generated by the sender’s email system; or

(ii)	if the sender’s email system does not generate a delivery confirmation report within twelve (12) hours of the time the email is sent, unless the sender receives a return email notification that the email was not delivered, undeliverable or similar, at the time which is twelve (12) hours from the time the email was sent, but if the delivery, receipt or transmission is not on a Business Day or is after 5.00pm on a Business Day, the Notice is taken to be received at 9.00am on the next Business Day.

23.	Taxes, duties etc

23.1.	The Seller is responsible for payment of all taxes, duties, excise, charges and imposts whether now or in the future levied or charged on the Seller’s activities or the Product sold under this Agreement up to when risk in the Product passes to the Buyer.

23.2.	The Buyer is responsible for payment of all taxes, duties, excise, charges and imposts whether now or in the future levied or charged on the Buyer’s activities or the Product sold under this Agreement at the time or after risk in the Product passes to the Buyer.

23.3.	All and all payments by the Buyer to the Seller under or pursuant to this Agreement or on account of any obligation hereunder shall be made free and clear and without reduction for withholding for any taxes, provided that if the Buyer is required by Applicable Law (as determined in the good faith discretion of the Buyer) to deduct or withhold any taxes from such payments then (a) the amount payable by the Buyer shall be increased so that after making all required deductions or withholdings the Seller receives an amount equal to the amount it would have received had no such deductions or withholdings been made and (b) the Buyer shall make such deductions, timely pay the full amount deducted to the relevant governmental authority in accordance with Applicable Law and provide the Seller with official receipts or other evidence satisfactory to the Seller of each such payment.

24.	Governing Law

24.1.	This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of England or Wales.

25.	Entire Agreement

25.1.	This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof. This Agreement replaces all previous agreements and understandings among the Parties with respect to the subject matter hereof.

26.	Variation

26.1.	No modification of this Agreement will be made except by mutual agreement of the Buyer and Seller in writing.

26.2.	The exercise of a right partially or on one occasion does not prevent any further exercise of that right in accordance with the terms of this Agreement. Neither a forbearance to exercise a right nor a delay in the exercise of a right operates as an election between rights or a variation of the terms of this Agreement.

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27.	Relationship

27.1.	This Agreement does not create a relationship of employment, agency, joint venture, legal representation, or partnership between the Parties.

28.	Further assurances

28.1.	Each Party must do all things and execute all further documents necessary to give full effect to this Agreement and their obligations under it.

29.	Severability

29.1.	Any provision of, or the application of any provision of, this Agreement or any right, power, authority, discretion or remedy conferred by this Agreement that is prohibited in any jurisdiction is, in that jurisdiction, ineffective only to the extent of that prohibition.

29.2.	Any provision of, or the application of any provision of, this Agreement that is void, illegal or unenforceable in any jurisdiction does not affect the validity, legality or enforceability of that provision in any other jurisdiction or of the remaining provisions in that or any other jurisdiction.

30.	Counterparts

30.1.	This Agreement may be executed in any number of counterparts (including by way of electronic signature), each of which shall be deemed for all purposes to be an original and all such counterparts taken together shall be deemed to constitute one and the same instrument. A copy of a signed counterpart:

(a)	shall be treated as an original counterpart;

(b)	is sufficient evidence of execution of the original; and

(c)	may be produced in evidence for all purposes in place of the original.

31.	liability for expenses

31.1.	Each Party must pay its own expenses incurred in negotiating, and executing this Agreement.

32.	English as governing language

32.1.	This Agreement was prepared in the English and Chinese. The English version of this Agreement is the governing version. In the event of any deviations between the English and the Chinese version of this Agreement the English version will prevail.

33.	ANTI-BRIBERY AND CORRUPTION

33.1.	The Buyer represents and warrants to the Seller as follows:

(a)	that it will not engage in or tolerate any form of bribery or corruption whatsoever whether direct or indirect, including, without limitation, the making of (or authorisation of) an offer, payment or promise to pay anything of value to unlawfully influence any person, including in the form of money, property, gifts, promises to give, or anything else of value;

(b)	that it will not do, or omit to do, anything that may cause the Seller to be in breach of any Applicable Laws related to anti-bribery and anti-corruption or, for avoidance of doubt, subject to or in violation of Sanctions;

(c)	that from time to time, as required by the Seller, the Buyer will provide such information as reasonably required to establish that the Buyer has complied, and is complying, with all Applicable Laws related to anti-bribery and anti-corruption;

(d)	that it will otherwise comply with the Seller’s anti-bribery and corruption policy as advised from time to time; and

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33.2.	The Buyer will:

(a)	maintain adequate internal controls over all transactions in relation to this Agreement, or made on behalf of the Seller;

(b)	properly record all transactions in relation to this Agreement or made on behalf of the Seller; and

(c)	maintain accurate books and records in relation to each transaction for a period of no less than seven (7) years from the date of such transaction.

34.	THIRD PARTY RIGHTS

34.1.	This Agreement shall not create any right under the Contracts (Rights of Third Parties) Act 2001 (2020 Revised Edition) of Singapore which is enforceable by any person which is not a Party.

35.	NO WAIVER

35.1.	Save as otherwise expressly provided herein, no waiver by any Party of any defaults by the other in the performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any other or further default or defaults whether of a like or different character.

35.2.	No failure or delay by either Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single partial exercise by that Party of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

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SCHEDULE 1

Target Specifications

1. Chemical content:

[●]

The heavy metal content of the product (RoSH test report) shall not exceed the standard.

Except for the Li2O below [●] that shall allow Buyer to reject the Products or for Li2O, Fe2O3 or K2O that allow price adjustment, all other contents and specifications contained herein are merely informative and not applicable for assessment of Product.

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SCHEDULE 2

Weighing, Sampling and Analysis

1.	Weight determination

(a)	The Independent Testing Agency will determine the weight of each delivery of Product at the Port of Loading. The Independent Testing Agency will issue a weight certificate (“Certificate of Weight”) for delivered Product on a wet basis (i.e. without deducting free moisture) and on a dry basis by deducting free moisture loss at the appropriate temperature having analysed the moisture content in the relevant sample.

(b)	The Parties may, at its own expense, have their representatives present at the time of such determination. The Seller must ensure that the Buyer’s representatives receive reasonable advance notice of any weight determination.

(c)	The Certificate of Weight issued under Clause 1(a) of this Schedule is final and binding for determining the DMT of that Shipment of Product.

2.	Sampling and analysis

(a)	The Independent Testing Agency will take representative samples of the Shipment of Product at the Port of Loading. The sample must be divided into at least eight parts:

(i)	two to be dispatched to the Buyer;

(ii)	two to be dispatched to the Seller;

(ii)	two to be used by the Independent Testing Agency; and

(iii)	two to be reserved for Umpire Analysis.

(b)	The Independent Testing Agency will analyse its sample for chemical and physical composition and for free moisture content and issue a certificate to the Seller and the Buyer (“Certificate of Analysis”) certifying the results of that analysis. It should indicate the Li2O, Fe2O3, K2O, mica, P2O5, MgO and moisture content of the Shipment.

(c)	Subject to Clause 5 of this Schedule, the Certificate of Analysis issued under Clause 2(b) of this Schedule is final and binding for chemical and physical specifications, mica content and the free moisture content of the Shipment of Product.

3.	Sampling and analysis by the Buyer and Seller

(a)	The Parties may, at its own expense, perform (or procure the performance of) analysis on the sample provided by the Independent Testing Agency pursuant to Clause 2(a) of this Schedule.

(b)	The Buyer may analyse the Independent Testing Agency’s sample for chemical and physical composition, mica content and free moisture content. If the difference between the analysis conducted by the Buyer and the Independent Testing Agency is greater than the limits in Clause 4 of this Schedule, the Buyer must promptly forward to the Seller and the Independent Testing Agency a certificate showing the percentage of chemical contents, the mica content, the percentage of free moisture loss and the relevant screen analysis (“Buyer’s Certificate of Analysis”).

(c)	The Seller may analyse the Independent Testing Agency’s sample for chemical and physical composition, mica content and free moisture content. If the difference between the analysis conducted by the Seller and the Independent Testing Agency is greater than the limits in Clause 4 of this Schedule, the Seller must promptly forward to the Buyer and the Independent Testing Agency a certificate showing the percentage of chemical contents, the mica content, the percentage of free moisture loss and the relevant screen analysis (“Seller’s Certificate of Analysis”).

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(c)	If:

(i)	the Parties elects not to procure analysis in accordance with this Clause 3 of this Schedule;

(ii)	the difference between the analysis conducted by the Buyer and the analysis conducted by the Independent Testing Agency is less than the limits in Clause 4 of this Schedule; or

(iii)	the Buyer’s Certificate of Analysis or the Seller’s Certificate of Analysis in accordance with Clause 3(b) of this Schedule is not received within thirty (30) days after the date on which the Buyer receives the sample, then subject to Clause 5 of this Schedule, the Certificate of Analysis issued by the Independent Testing Agency in accordance with Clause 2(b) of this Schedule will be regarded as final and binding.

4.	Analysis difference

(a)	If the difference in the analysis of samples by the Independent Testing Agency pursuant to Clause 2(b) of this Schedule, and the Buyer or the Seller pursuant to Clause 3 of this Schedule, is more than the limits set out in the following table, the Buyer and Seller must consult to reconcile such difference.

Specification	Limit for difference in analysis
Li2O	Greater than 0.2%

(b)	If, after consultation, the difference cannot be reconciled, then, the final analysis will be determined by an Independent Umpire and the determination of the Independent Umpire will be final and binding on the Buyer and Seller.

5.	Umpire Analysis

(a)	The Independent Umpire, being an independent testing laboratory, must be chosen by the Buyer and Seller. If the Buyer and Seller fail to agree on the Independent Umpire, the Independent Umpire will be nominated by the Seller.

(b)	The Umpire Analysis must conduct its analysis as soon as possible.

(c)	The certified Umpire Analysis will be averaged with whichever of the Seller’s or the Buyer’s analysis is closer to the Umpire Analysis and the average so obtained will be accepted as final and binding by both the Buyer and Seller.

(d)	The cost of the Umpire Analysis will be borne equally between the Buyer and Seller.

(e)	Each Party may, at its own expense, have its representatives present during the Umpire Analysis conducted pursuant to this Clause 5 of this Schedule.

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6.	Buyer’s representative may be present

The Buyer may nominate a representative as (such approval not to be unreasonably withheld or delayed) to be present at the Port of Loading to witness the weighing, sampling and analysis performed by the Independent Test Agency under this Schedule. For the avoidance of doubt, the Seller’s representative may also be present.

7.	Standards

All sampling and analysis under this Agreement must be carried out in accordance with a method mutually acceptable to the Buyer and Seller or failing agreement in accordance with internationally accepted industry standards effective on the date of Shipment.

8.	Adjustment to Benchmark Price

As provided in Clause 5.2 of the Agreement, in the event the Buyer’s or Seller’s analysis conducted pursuant to this Schedule 2 or the Umpire’s analysis conducted pursuant to this Schedule 2 is different than the Independent Testing Agency’s analysis which prompts an adjustment to the Benchmark Price, the Benchmark Price shall be adjusted as follows:

Where:

“A” (Li2O/DMT) is the Li2O content per DMT for that shipment.

“Benchmark Price” means [●].

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Schedule 3

Form of Letter of Credit

OPENING BANK: ● [an internationally recognized and reputable bank]

ADVISING BANK: ●

CONFIRMATION INSTRUCTION: Unconfirmed

FORM OF DOCUMENTARY CREDIT: Irrevocable, transferable, without Recourse

APPLICABLE RULES: UCP latest version

DATE AND PLACE OF EXPIRY: forty-five (45) days after first day of ten (10) day Lay/Can at the country of applicant

APPLICANT’S NAME AND ADDRESS:

●

●

BENEFICIARY’S NAME AND ADDRESS:

AMOUNT: US Dollar ●

LATEST DATE FOR SHIPMET: thirty (30) days after first day of ten (10) day Lay/Can at the country of beneficiary

PORT OF LOADING: ●

PORT OF DISCHAEGE: ●

PARTIAL SHIPMENTS: Allowed

TRANSHIPMENT: Prohibited

DESCRIPTION OF GOODS

Commodity: ●

Total Shipment Quantity: ● DMT

Total Goods Amount: USD ●

Price Term: ●

Packing: In Bulk

DOCUMENT REQUIRED:

(1)	Singed invoice indicating L/C number

(2)	Full set of clean on-board ocean bill of lading made out to order, blank endorsed, and marked freight “prepaid” and notify

●

(3)	Certificate of weight

(4)	Certificate of analysis

(5)	Certificate of origin

(6)	full set of insurance policy

PRESENTATION PERIOD: Within thirty (30) days after B/L date

SPECIAL CONDITIONS:

(1)	T.T. Reimbursement is “prohibited”

(2)	All banking charges outside China are for account of beneficiary

(3)	Discrepancy charges incurred in China are for account of “applicant”, and discrepancy charges incurred outside China are for account of “beneficiary”.

(4)	Charter party B/L is allowed.

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[Signature page of the Offtake and Sales Agreement between Atlas and Sichuan Yahua Industrial Group Co., Ltd., dated November 29, 2023]

EXECUTED by Atlas Lítio Brasil Ltda. by its duly authorised representative:	EXECUTED by Sichuan Yahua Industrial Group Co., Ltd. by its duly authorised representative:

/s/ Marc Fogassa	/s/ Meng Yan
Signature of Authorised Representative: Marc Fogassa	Signature of Authorised Representative: Meng Yan

Signature of Witness

Name

Name

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